Independent Auditors' Consent


The Board of Directors
UCAR International Inc.:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report on the consolidated financial statements refers to a change in the method of determining LIFO inventories in 1996.



                                         /s/ KPMG PEAT MARWICK LLP

Stamford, Connecticut
April 29, 1997